Exhibit 16.1

June 6, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated June 6, 2024, of Ocugen, Inc. and are in agreement with the statements contained in the second, third, fourth, and fifth paragraphs. We also agree with the statement in the second sentence of the first paragraph that management requested a proposal from Ernst & Young LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP